Exhibit 12

CONSENT OF JAN N. HELSEN

I hereby consent to the use of my name in connection with the following reports and documents, which are being filed as exhibits to and incorporated by reference into the registration statement on Form 40-F of Cardero Resource Corp. (the “Company”) being filed with the United States Securities and Exchange Commission:

1.

The technical report dated August 6, 2005 titled “Geological Valuation Report of the Pampa de Pongo Property, Arequipa Department, Caraveli Province, Peru” (the “Pampa de Pongo Report”); and

2.

The annual information form of the Company dated January 25, 2006, which includes reference to my name in connection with information relating to the Pampa de Pongo Report, and the properties described therein.

DATED  January 30, 2006

/s/ Jan N. Helson

Jan N. Helsen